  EXHIBIT 99.1

Idaho Strategic Resources Issues President’s Letter in Recognition of its Listing on the NYSE and the Path Forward

COEUR D’ALENE, Idaho, March 10, 2022 (ACCESSWIRE) – Idaho Strategic Resources, Inc. (OTCQB:NJMC) (“IDR”, “Idaho Strategic” or the “Company”) is pleased to provide the following Letter to Shareholders from IDR President & CEO John Swallow:

“Now this is not the end. It is not even the beginning of the end. But it is, perhaps, the end of the beginning.” – Churchill

On the eve of our NYSE American listing, I encourage all our employees and stakeholders to take a moment to reflect and enjoy a drink to commemorate this hard-earned accomplishment. And in the wise words of Winston Churchill and keeping with the Idaho Strategic way of doing business, it is with great pride that we are marking the ‘end of the beginning’ of our corporate development with this NYSE listing and sharing this time with those responsible for making it happen.

It has always been my view that our most valuable assets and strategic advantage are the family members and communities that have worked alongside one another for generations and have come together to make this path and the future of our company their own.

In addition to having two of the top nationally recognized Rare Earth Element (REE) projects in the U.S., our foundation consists of an impressive land package and growing Gold production while being located within a world-class Idaho mining district. Furthermore, Gold and REE deposits are where you find them and our location in the mineral endowed and business-friendly mining jurisdiction of Idaho is a competitive advantage that few can match.

On a global level, in 2013 China announced its Belt and Road Initiative and together with Russia (among others) have discretely and openly worked against Americans for decades. And while we admit there was a certain inevitability to the current situation, the many levels of in-fighting in the U.S. and short-term profits at the expense of long-term logic hastened the avoidable reality of where we find ourselves today.

Idaho Strategics’ positioning well ahead of the current environment has allowed us to capture multiple drivers of value and a jurisdictional first-mover advantage. Our journey to today was purposeful and deliberate and at no time was it considered easy, but we fully knew that going in. So, if this letter sounds like a post-game speech after a comeback victory, it is not. We have earned our place and cede the high ground to no one. Our point of view is that the days of importing deflation from countries like China, the future deglobalization and the need for domestic supply chain improvement are here to stay. The mass realization event brought about by the reaction to the Covid pandemic, fading reserve currency status and the long-term ramifications around the recent Russian invasion of Ukraine have created macro tailwinds unlike anything I have ever seen.

As a business, Idaho Strategic is in a unique situation to capitalize on the United States’ awakening to the inherent problems surrounding reliance on foreign sources for minerals critical to our low-carbon future and our national security. As a country, we entered this new ‘green age’ without much of a plan and at a pace faster than our nation’s current infrastructure is ready to support – and we now have some work to do.

In short, there is no more waiting and wishing for an alternate reality. We are sitting at the crossroads of what has the potential to become a testament to American ingenuity and cooperation. The folks at Idaho Strategic Resources are working toward an ‘Idaho Solution’ to address our domestic challenges – and we look forward to sharing this task with others.

Sincerely,

John Swallow

1

About Idaho Strategic Resources, Inc.

Domiciled in Idaho and headquartered in the Panhandle of northern Idaho, Idaho Strategic Resources (IDR) is one of the few resource-based companies (public or private) possessing the combination of officially recognized U.S. domestic rare earth element properties (in Idaho) and Idaho-based gold production located in an established mining community.

Idaho Strategic Resources produces gold at the Golden Chest Mine located in the Murray Gold Belt (MGB) area of the world-class Coeur d’Alene Mining District, north of the prolific Silver Valley. With over 7,000 acres of patented and unpatented land, the Company has the largest private land position in the area following its consolidation of the Murray Gold Belt for the first time in over 100-years.

In addition to gold and gold production, the Company maintains an important strategic presence in the U.S. Critical Minerals sector, specifically focused on the more “at-risk” Rare Earth Elements (REE’s). The Company’s Diamond Creek and Roberts REE properties are included the U.S. national REE inventory as listed in USGS, IGS and DOE publications. Both projects are located in central Idaho and participating in the USGS Earth MRI program.

With an impressive mix of experience and dedication, the folks at IDR maintain a long-standing “We Live Here” approach to corporate culture, land management, and historic preservation. Furthermore, it is our belief that successful operations begin with the heightened responsibility that only local oversight and a community mindset can provide. Its “everyone goes home at night” policy would not be possible without the multi-generational base of local exploration, drilling, mining, milling, and business professionals that reside in and near the communities of the Silver Valley and North Idaho.

For more information on Idaho Strategic Resources click here for our corporate presentation, go to  www.idahostrategic.com or call:

Monique Hayes, Corporate Secretary/Investor Relations

Email: monique@idahostrategic.com

(208) 625-9001

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that Idaho Strategic Resources believes are reasonable, but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected, or implied by such forward-looking statements. Such factors include, among others: the Company’s ability to advance and expand its operations and gold production in Idaho, the risk that the Company’s Rare Earth Elements projects are not advanced, the impact of supply chain risks and expanding needs of operations as inventory increases; an increased risk associated with production activities occurring without completion of a feasibility study of mineral reserves demonstrating economic and technical viability; environmental hazards, industrial accidents, weather or geologically related conditions; changes in the market prices of gold and silver and the potential impact on revenues from changes in the market price of gold and cash costs; a sustained lower price environment; risks relating to widespread epidemics or pandemic outbreaks including the COVID-19 pandemic; the potential impact of COVID-19 on our workforce, suppliers and other essential resources, including our ability to access goods and supplies, the ability to transport our products and maintain employee productivity; the risks of increasing costs associated with production and operations; as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Idaho Strategic Resources disclaims any intent or obligation to update publicly such forward-looking statements, whether a result of new information, future events or otherwise.

2